UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): June 30, 2015

BioCorRx Inc.
(Exact name of registrant as specified in its charter)

333-153381

(Commission File Number)

Nevada	26-0685980
(State or other jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

601 N. Parkcenter Drive, Suite 103

Santa Ana, California 92705

(Address of principal executive offices)

(714) 462-4880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry Into a Material Definitive Agreement

On June 30, 2015, BioCorRx, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Agreement”) with Trinity Compound Solutions Inc. (“Trinity” or “Seller”) whereby the Company purchased the intellectual property and contractual rights of the Naltrexone Implant formula (“IP Asset”) created by Dr. Jim Rowe of Australia, with the option to purchase other formulas from Trinity. The purchase price for the IP Asset being purchased hereunder shall be one million dollars ($1,000,000), plus three million (3,000,000) common restricted shares of BioCorRx Inc., and a four year service agreement under which the President and owner of Trinity, as either an employee or consultant shall be compensated in an amount equal to $75,000 per annum including the bonus plan at the time the Agreement is executed. In consideration of the purchase price, Trinity sells, assigns, transfers and delivers to the Company, all of the Seller’s right, title, and interest in and to the copyrights, trademarks, patents, and other intellectual property rights worldwide, except for Australia and New Zealand, (“Territory”) and solely for use in the Territory. This IP Asset is used by a select compounding pharmacist trained to make the specific implant used in the Start Fresh Program. The above is a brief description of the Agreement and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.1 this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished herewith:

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated June 30, 2015

99.1	Press Release, dated July 7, 2015

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOCORRX INC.

Date: July 7, 2015	By:	/s/ Lourdes Felix
Lourdes Felix Chief Financial Officer and Director